EX-28.h.v

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of January 31, 2013, is made and entered into by and between Advisers Investment Trust, an Ohio business trust (the “Trust”), on behalf of the funds (each a “Fund”) set forth on Schedule A attached hereto, as such Schedule A may be amended from time to time and Independent Franchise Partners, LLP, a limited liability partnership organized in the United Kingdom (the “Adviser”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, dated as of July 21, 2011 (the “Advisory Agreement”);

WHEREAS, The Trust, the Adviser, Beacon Hill Fund Services, Inc., an Ohio corporation and The Northern Trust Company, an Illinois corporation entered into an Expense Limitation Agreement that terminated on January 30, 2013; and

WHEREAS, the Trust and the Adviser each desires to enter into the arrangements described herein relating to certain expenses of each Fund.

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.1	The Adviser agrees to reduce the fees payable to itself under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund in accordance with Section 2 of the agreement, to the extent necessary to limit the Fund’s total annual fund operating expenses (“AFOE”), as such expenses are calculated pursuant to Item 3 of Form N-1A, (exclusive of brokerage costs, interest, taxes, dividends on short positions, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) to the Maximum Operating Expense Limit rate (“MOEL”) applicable to the Fund as set forth on the attached Schedule A.

1.2	Schedule A may be amended to add a fund together with an applicable MOEL, or to decrease the MOEL applicable to a fund, by way of amendment in accordance with Section 4, but due to disclosure in the Fund’s registration statement (hereinafter referred to as the “Prospectus”), the Parties hereby agree not to remove any fund or increase the MOEL set out in Schedule A during the term of this Agreement.

1.3	This Agreement shall automatically terminate on January 30, 2014. Should the Parties wish, the Parties may enter into a subsequent agreement thereafter.

2.1	The Trust will pay the full amount of the fee listed in the Advisory Agreement, except as outlined below, the substance of which shall be disclosed in the Fund’s Prospectus.

2.2	At the end of each calendar month, the Northern Trust shall calculate and then consult with the Adviser and Beacon Hill in order to determine whether it is necessary to reimburse and/or waive fees payable by the Fund.

2.4	Fees payable by the Fund will be reimbursed and/or waived to the extent that the Fund’s AFOE is greater than the Fund’s MOEL rate (“Fee Reimbursement/Waiver”).

AIT – Independent Franchise Partners - DRAFT	Page 1

4.	No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust, Beacon Hill, Northern Trust and the Adviser. Due to the disclosure in the fund’s registration statement, the Parties agree not to terminate this Agreement except as described in Section 3.

5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

6	A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of Ohio, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVISERS INVESTMENT TRUST		INDEPENDENT FRANCHISE PARTNERS, LLP

By:	/s/ Dina Tantra	By:	/s/ John Kelly-Jones
Name:	Dina Tantra	Name:	John Kelly-Jones
Title:	President	Title:	Member

By: /s/ Hassan Elmasry

Name: Hassan Elmasry

Title: Member

AIT – Independent Franchise Partners - DRAFT	Page 2

Dated as of:

January 31, 2013

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit[1]
Independent Franchise Partners US Equity Fund	0.85% (Eighty-five Basis Points)

ADVISERS INVESTMENT TRUST		INDEPENDENT FRANCHISE PARTNERS, LLP

By:	/s/ Dina Tantra	By:	/s/ John Kelly-Jones
Name:	Dina Tantra	Name:	John Kelly-Jones
Title:	President	Title:	Member

By: /s/ Hassan Elmasry Name: Hassan Elmasry Title: Member

[1]	Expressed as a percentage of a Fund’s average daily net assets and excludes the applicable items specified in Section 1 of the Agreement.

AIT – Independent Franchise Partners - DRAFT	Page 3